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                                                            EXHIBIT NO. 99.10(a)

                          INDEPENDENT AUDITORS' CONSENT


         We consent to the incorporation by reference in this Post-Effective Amendment No. 42 to Registration Statement No. 2-50409 of MFS(R) Series Trust IX, of our reports dated June 7, 2001 appearing in the annual reports to shareholders for the year ended April 30, 2001 for MFS(R) Bond Fund, MFS(R) Limited Maturity Fund and MFS(R) Municipal Limited Maturity Fund and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Auditors and Financial Statements" in the Statements of Additional Information, all of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts
August 24, 2001